Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Unitil Corporation and subsidiaries (the Company) on Form S-3 of our reports dated February 13, 2009, relating to the consolidated financial statements of the Company as of December 31, 2008 and 2007 and for the three years ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 appearing in the Annual Report on Form 10-K of Unitil Corporation and subsidiaries for the year ended December 31, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    VITALE, CATURANO & COMPANY, P.C.

Vitale, Caturano & Company, P.C.

April 9, 2009

Boston, Massachusetts